MillerKnoll, Inc. Reports First Quarter Fiscal 2025 Results

Zeeland, Mich., September 19, 2024 – MillerKnoll Inc. (NASDAQ: MLKN) today reported results for the first quarter of fiscal year 2025, which ended August 31, 2024.

Financial Highlights
•Orders in the first quarter were up 2.4% on a reported basis and up 3.5% organically from the prior year, led by Americas Contract growth of 5.2%.
•Ending backlog of $758.0 million increased 9.2% from last year and 10.9% from the start of fiscal 2025.
•Gross margin in the Global Retail segment improved by 160 basis points due to continued benefits from operational improvements.

First Quarter Fiscal 2025 Financial Results

	(Unaudited)
	Three Months Ended
(Dollars in millions, except per share data)	August 31, 2024	September 2, 2023	% Chg.
	(13 weeks)	(13 weeks)
Net sales	$861.5	$917.7	(6.1)%
Gross margin %	39.0%	39.0%	N/A
Operating expenses	$321.1	$317.8	1.0%
Adjusted operating expenses*	$286.9	$302.7	(5.2)%
Effective tax rate	66.2%	24.4%	N/A
Adjusted effective tax rate*	21.5%	24.6%	N/A
(Loss) earnings per share - diluted(1)	$(0.02)	$0.22	N/A
Adjusted earnings per share - diluted*(1)	$0.36	$0.37	(2.7)%
*Items indicated represent Non-GAAP measurements; see the reconciliations of Non-GAAP financial measures and related explanations below.
(1)Due to the anti-dilutive effect resulting from periods where the Company reports a net loss, the impact of potentially dilutive securities on the per share amounts has been omitted from the calculation of weighted-average common shares outstanding for diluted net loss per common share.

To our shareholders:

MillerKnoll finished the first quarter with momentum and order growth. Demand is improving and our Contract business is seeing the return of larger projects in the Americas and Asia. Customers are also requesting shipment dates on new orders further into the future, on average, compared to previous years. As a result, our teams around the globe continue to control what they can by managing operating expenses to align with sales levels while advancing initiatives aimed at positioning the business for further growth as demand trends accelerate.

While demand trends in our Retail segment continue to reflect the impact of a tepid housing market, the investments we have made in platform operational capabilities are not only driving significant margin improvements, but also position us to support profitable growth plans as the macro-economic backdrop improves. We believe our first quarter financial results demonstrate the advantage of our collective of brands, diverse business channels and global footprint.

First Quarter Fiscal 2025 Consolidated Results
Consolidated net sales for the first quarter were $861.5 million, reflecting a decrease of 6.1% year-over- year and a decrease of 5.3% organically compared to the same period last year. Orders in the quarter of $935.9 million were up 2.4% as reported and 3.5% on an organic basis.

Gross margin in the quarter was 39.0%, which is flat with the same quarter last year despite the lower revenue level.

Consolidated operating expenses for the quarter were $321.1 million, compared to $317.8 million in the prior year. Consolidated adjusted operating expenses were $286.9 million, a decrease of $15.8 million year-over-year, driven by variability on lower net sales and the impact of cost synergies achieved through the acquisition of Knoll.

Operating margin for the quarter was 1.8% compared to 4.4% in the same quarter last year. On an adjusted basis, consolidated operating margin for the quarter was 5.8% compared to 6.0% in the same quarter last year.

We reported a diluted loss per share of $0.02 for the quarter, compared to diluted earnings per share of $0.22 for the same period last year. Adjusted diluted earnings per share were $0.36 for the quarter compared to $0.37 for the same period last year.

As of August 31, 2024, our liquidity position reflected cash on hand and availability on our revolving credit facility totaling $488.4 million. During the first quarter, the business generated $21.1 million of cash flow from operations. We repurchased approximately 1.5 million shares for a total cash outlay of $43.7 million. We ended the first quarter with a net debt-to-EBITDA ratio, as defined by our lending agreement, of 2.84x. Our scheduled debt maturities (which exclude the maturity of the revolver) for the remainder of fiscal year 2025, and for fiscal years 2026 and 2027 are $34.5 million, $46.8 million and $276.4 million respectively.

First Quarter Fiscal 2025 Results by Segment

Americas Contract
For the first quarter, Americas Contract net sales of $454.6 million were down 7.3% on a reported basis and down 7.0% organically compared to the same period last year. New orders totaled $512.7 million and were up 5.2% from the previous year and increased sequentially by 6.8% from the fourth quarter of fiscal 2024. Orders gained momentum throughout the quarter, with the highest levels in August. Leading indicators, such as project funnel additions, customer mock-up requests and new contract activations were up year-over-year and underscore an improving demand picture.

Operating margin in the quarter was 3.8% compared to operating margin of 8.4% in the prior year. On an adjusted basis, operating margin was 9.5% in the quarter, which is down 110 basis points compared to the same quarter last year primarily due to the loss of leverage of fixed costs on lower sales volume.

International Contract and Specialty
International Contract and Specialty segment net sales in the first quarter of $213.5 million were down 6.5% on a reported basis and down 6.3% on an organic basis year-over-year. Orders during the quarter totaled $234.1 million, resulting in a year-over-year increase of 2.7% on a reported basis and 3.1% organically, with the APMEA region leading in order growth.

Operating margin for the first quarter was 4.4% compared to 5.0% in the prior year. On an adjusted basis, operating margin for the quarter was 7.9%, up 140 basis points year-over-year, driven by previous cost reduction initiatives.

Global Retail
For the first quarter, our Global Retail segment sales totaled $193.4 million. This represents a year-over-year decline of 2.8% on a reported basis, and was essentially flat on an organic basis. Orders in the quarter totaled $189.1 million, down 4.7% compared to the same period last year on a reported basis and down 1.6% on an organic basis.

While soft conditions exist within the housing market, we remain focused on driving operational improvements. These efforts helped drive a year-over-year gross margin improvement of 160 basis points. Operating margin for the first quarter was 2.3% compared to 1.1% in the prior year. On an adjusted basis, operating margin for the quarter was 2.8%, which was 120 basis points higher than the prior year, driven by operational efficiencies.

In addition, we continue to execute programs to drive growth as macro-economic conditions improve. In North America, we estimate that we outperformed year-on-year retail industry comparisons by approximately 6 points during the quarter.(2) We expect to gain momentum fueled by a focus on product assortment expansion, design services and investment behind new store openings in the back-half of fiscal year 2025 and beyond.

Additional Highlights from Q1

Building engaging showroom experiences remains a priority for MillerKnoll. During the first quarter, we held successful client engagement events in our Chicago showrooms during Design Days. We continue to enhance our showrooms to feature the full breadth of our collective of brands and recently opened new MillerKnoll showrooms in London and New York.

We also demonstrated our ongoing commitment to designing for the future with new sustainable solutions, including the Eames Lounge Chair and Ottoman in a bamboo-based leather alternative. We also continued to deliver for our teams, offering programs to support associates, and earning a Great Place to Work® certification and "Best Place to Work for Disability Inclusion" status in the 2024 Disability Equality Index by Disability:IN®.

In support of our long-term growth plans, we evaluated the composition of our board of directors given the retirement of two directors since 2022. During the first quarter, we recruited three new members with expertise in technology, architecture, design and hospitality to augment the expertise of our current board.

(2) Estimate based on a comparison of MillerKnoll North American Retail sales trends to a composite data set comprised of information from the National Retail Federation, the U.S. Census Bureau, and two national U.S. commercial banks for the months of June, July and August 2024.

Second Quarter and Fiscal 2025 Outlook

We are maintaining our full year adjusted earnings guidance of $2.20 per share, which equates to the mid-point range we provided in June. This is supported by the positive trends we are seeing in global contract demand, our increased backlog position and expected macro-economic improvements in the back half of this fiscal year.

As it relates to the second quarter of fiscal year 2025, we expect net sales to range between $950 million to $990 million. Adjusted diluted earnings in the second quarter are expected between $0.51 - $0.57 per share.

This guidance takes into consideration a shift in the holiday/cyber promotional period for our retail business. Last year the full promotional period fell in the second quarter, while this year it will be split between the second and third quarters. Relative to last year's revenue pacing, we estimate this shift in timing will move between $17 million and $23 million of net sales from the second quarter into the third quarter of this fiscal year. This is an important factor to consider when comparing quarterly sales and earnings estimates to our performance last fiscal year.

Andi Owen	Jeff Stutz
President and Chief Executive Officer	Chief Financial Officer

Webcast and Conference Call Information
The Company will host a conference call and webcast to discuss the results of the first quarter of fiscal 2025 on Thursday, September 19, 2024, at 5:00 PM ET. To ensure participation, allow extra time to visit the Company’s website at https://www.millerknoll.com/investor-relations/news-events/events-and-presentations to download the streaming software necessary to participate. An online archive of the webcast will also be available on the Company's investor relations website. Additional links to materials supporting the release will also be available at https://www.millerknoll.com/investor-relations.

Financial highlights for the three months ended August 31, 2024 follow:

MillerKnoll, Inc.
Condensed Consolidated Statements of Operations

(Unaudited) (Dollars in millions, except per share and common share data)	Three Months Ended
	August 31, 2024		September 2, 2023
Net sales	$861.5	100.0%	$917.7	100.0%
Cost of sales	525.2	61.0%	559.6	61.0%
Gross margin	336.3	39.0%	358.1	39.0%
Operating expenses	321.1	37.3%	317.8	34.6%
Operating earnings	15.2	1.8%	40.3	4.4%
Other expenses, net	16.9	2.0%	19.2	2.1%
(Loss) earnings before income taxes and equity income	(1.7)	(0.2)%	21.1	2.3%
Income tax (benefit) expense	(1.1)	(0.1)%	5.1	0.6%
Equity income, net of tax	0.1	—%	0.1	—%
Net (loss) earnings	(0.5)	(0.1)%	16.1	1.8%
Net earnings (loss) attributable to redeemable noncontrolling interests	0.7	0.1%	(0.6)	(0.1)%
Net (loss) earnings attributable to MillerKnoll, Inc.	$(1.2)	(0.1)%	$16.7	1.8%

Amounts per common share attributable to MillerKnoll, Inc.
(Loss) earnings per share - basic	($0.02)		$0.22
Weighted average basic common shares	70,206,373		75,327,544
(Loss) earnings per share - diluted	($0.02)		$0.22
Weighted average diluted common shares	70,206,373		75,707,536

MillerKnoll, Inc.
Condensed Consolidated Statements of Cash Flows

	Three Months Ended
(Unaudited) (Dollars in millions)	August 31, 2024	September 2, 2023
Cash provided by (used in):
Operating activities	$21.1	$130.9
Investing activities	(22.3)	(26.3)
Financing activities	(20.3)	(111.1)
Effect of exchange rate changes	0.8	0.5
Net change in cash and cash equivalents	(20.7)	(6.0)
Cash and cash equivalents, beginning of period	230.4	223.5
Cash and cash equivalents, end of period	$209.7	$217.5

MillerKnoll, Inc.
Condensed Consolidated Balance Sheets

(Unaudited) (Dollars in millions)	August 31, 2024	June 1, 2024
ASSETS
Current Assets:
Cash and cash equivalents	$209.7	$230.4
Accounts receivable, net	277.3	308.3
Unbilled accounts receivable	42.3	22.2
Inventories, net	440.5	428.6
Prepaid expenses and other	102.0	80.1
Total current assets	1,071.8	1,069.6
Net property and equipment	490.1	492.0
Right of use assets	372.2	375.6
Other assets	2,085.0	2,106.4
Total Assets	$4,019.1	$4,043.6

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$236.1	$241.4
Short-term borrowings and current portion of long-term debt	45.9	43.5
Short-term lease liability	73.1	67.2
Accrued liabilities	320.6	345.6
Total current liabilities	675.7	697.7
Long-term debt	1,324.0	1,291.7
Lease liabilities	375.1	360.4
Other liabilities	235.2	234.8
Total Liabilities	2,610.0	2,584.6
Redeemable Noncontrolling Interests	76.6	73.9
Stockholders' Equity	1,332.5	1,385.1
Total Liabilities, Redeemable Noncontrolling Interests and Stockholders' Equity	$4,019.1	$4,043.6

Non-GAAP Financial Measures and Other Supplemental Data
This presentation contains non-GAAP financial measures that are not in accordance with, nor an alternative to, generally accepted accounting principles (GAAP) and may be different from non-GAAP measures presented by other companies. These non-GAAP financial measures are not measurements of our financial performance under GAAP and should not be considered an alternative to the related GAAP measurement. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of non-GAAP measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results. Reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are provided in the financial tables included within this presentation. The Company believes these non-GAAP measures are useful for investors as they provide financial information on a more comparative basis for the periods presented.

The non-GAAP financial measures referenced within this presentation include: Adjusted Effective Tax Rate, Adjusted Operating Earnings (Loss), Adjusted Operating Margin, Adjusted Earnings per Share, Adjusted Gross Margin, Adjusted Operating Expenses, Adjusted Bank Covenant EBITDA, and Organic Growth (Decline).

Adjusted Effective Tax Rate refers to the projected full-year GAAP tax rate, adjusted to exclude certain unusual or infrequent events that are expected to significantly impact that rate as well as impacts related to enactments of comprehensive tax law changes.

Adjusted Operating Earnings (Loss) represents reported operating earnings plus integration charges, amortization of Knoll purchased intangibles, restructuring expenses, and Knoll pension plan termination charges. These adjustments are described further below.

Adjusted Operating Margin is calculated as adjusted operating earnings (loss) divided by net sales.

Adjusted Earnings per Share represents reported diluted earnings per share excluding the impact from amortization of Knoll purchased intangibles, integration charges, restructuring expenses, Knoll pension plan termination charges and the related tax effect of these adjustments. These adjustments are described further below.

Adjusted Gross Margin represents gross margin plus integration charges. These adjustments are described further below.

Adjusted Operating Expenses represents reported operating expenses excluding restructuring charges, integration charges, amortization of Knoll purchased intangibles, and Knoll pension plan termination charges. These adjustments are described further below.

Adjusted Bank Covenant EBITDA is calculated by excluding depreciation, amortization, interest expense, taxes from net income, and certain other adjustments. Other adjustments include, as applicable in the period, charges associated with business restructuring actions, integration charges, impairment expenses, non-cash stock-based compensation, future synergies, and other items as described in our lending agreements.

Organic Growth (Decline) represents the change in sales and orders, excluding currency translation effects and the impact of the closure of the Hay eCommerce channel in North America.

The adjustments to arrive at these non-GAAP financial measures are as follows:

Amortization of Knoll purchased intangibles: Includes expenses associated with the amortization of acquisition related intangibles acquired as part of the Knoll acquisition. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. We exclude the impact of the amortization of Knoll purchased intangibles as such non-cash amounts were significantly impacted by the size of the Knoll acquisition. Furthermore, we believe that this adjustment enables better comparison of our results as Amortization of Knoll Purchased Intangibles will not recur in future periods once such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets. Although we exclude the Amortization of Knoll Purchased Intangibles in these non-GAAP measures, we believe that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation.

Integration charges: Knoll integration-related costs include severance, accelerated stock-based compensation expenses, asset impairment charges associated with lease and operations facility consolidation activity, and expenses related to synergy realization efforts and reorganization initiatives.

Restructuring charges: Includes costs associated with actions involving targeted workforce reductions.

Knoll pension plan termination charges: Includes expenses incurred associated with the termination of the Knoll pension plan.

Tax related items: We excluded the income tax benefit/provision effect of the tax related items from our non-GAAP measures because they are not associated with the tax expense on our ongoing operating results.

Certain tables below summarize select financial information, for the periods indicated, related to each of the Company’s reportable segments. The Americas Contract ("Americas") segment includes the operations associated with the design, manufacture and sale of furniture products directly or indirectly through an independent dealership network for office, healthcare, and educational environments throughout North and South America. The International Contract and Specialty ("International & Specialty") segment includes the operations associated with the design, manufacture and sale of furniture products, indirectly or directly through an independent dealership network in Europe, the Middle East, Africa and Asia-Pacific as well as the global operations of the Specialty brands, which include Holly Hunt, Spinneybeck, Maharam, Edelman, and Knoll Textiles. The Global Retail ("Retail") segment includes global operations associated with the sale of modern design furnishings and accessories to third party retailers, as well as direct to consumer sales through eCommerce, direct-mail catalogs, and physical retail stores. Corporate costs represent unallocated expenses related to general corporate functions, including, but not limited to, certain legal, executive, corporate finance, information technology, administrative and integration-related costs.

A. Reconciliation of Operating Earnings (Loss) to Adjusted Operating Earnings (Loss) by Segment

	Three Months Ended
	August 31, 2024		September 2, 2023
Americas Contract
Net sales	$454.6	100.0%	$490.4	100.0%
Gross margin	154.1	33.9%	174.8	35.6%
Total operating expenses	137.0	30.1%	133.4	27.2%
Operating earnings	$17.1	3.8%	$41.4	8.4%

Adjustments
Restructuring charges	—	—%	4.3	0.9%
Integration charges	22.5	4.9%	3.1	0.6%
Amortization of Knoll purchased intangibles	3.2	0.7%	3.2	0.7%
Knoll pension plan termination charges	0.5	0.1%	—	—%
Adjusted operating earnings	$43.3	9.5%	$52.0	10.6%
International Contract & Specialty
Net sales	$213.5	100.0%	$228.3	100.0%
Gross margin	95.1	44.5%	96.9	42.4%
Total operating expenses	85.8	40.2%	85.5	37.5%
Operating earnings	$9.3	4.4%	$11.4	5.0%

Adjustments
Restructuring charges	—	—%	0.7	0.3%
Integration charges	5.5	2.6%	0.7	0.3%
Amortization of Knoll purchased intangibles	2.0	0.9%	2.1	0.9%
Adjusted operating earnings	$16.8	7.9%	$14.9	6.5%

Global Retail
Net sales	$193.4	100.0%	$199.0	100.0%
Gross margin	87.1	45.0%	86.4	43.4%
Total operating expenses	82.6	42.7%	84.2	42.3%
Operating earnings	$4.5	2.3%	$2.2	1.1%

Adjustments
Restructuring charges	—	—%	0.2	0.1%
Integration charges	0.3	0.2%	—	—%
Amortization of Knoll purchased intangibles	0.7	0.4%	0.7	0.4%
Adjusted operating earnings	$5.5	2.8%	$3.1	1.6%

Corporate
Operating expenses	$15.7	—%	$14.7	—%
Operating (loss)	$(15.7)	—%	$(14.7)	—%

Adjustments
Integration charges	—	—%	0.1	—%
Adjusted operating (loss)	$(15.7)	—%	$(14.6)	—%

MillerKnoll, Inc.
Net sales	$861.5	100.0%	$917.7	100.0%
Gross margin	336.3	39.0%	358.1	39.0%
Total operating expenses	321.1	37.3%	317.8	34.6%
Operating earnings	$15.2	1.8%	$40.3	4.4%

Adjustments
Restructuring charges	—	—%	5.2	0.6%
Integration charges	28.3	3.3%	3.9	0.4%
Amortization of Knoll purchased intangibles	5.9	0.7%	6.0	0.7%
Knoll pension plan termination charges	0.5	0.1%	—	—%
Adjusted operating earnings	$49.9	5.8%	$55.4	6.0%

B. Reconciliation of (Loss) Earnings per Share to Adjusted Earnings per Share

	Three Months Ended
	August 31, 2024	September 2, 2023
(Loss) earnings per share - diluted	$(0.02)	$0.22

Add: Amortization of Knoll purchased intangibles	0.08	0.08
Add: Integration charges	0.40	0.07
Add: Restructuring charges	—	0.05
Add: Knoll pension plan termination charges	0.01	—
Tax impact on adjustments	(0.11)	(0.05)
Adjusted earnings per share - diluted	$0.36	$0.37
Weighted average shares outstanding (used for calculating adjusted earnings per share) – diluted	70,206,373	75,707,536

C. Reconciliation of Gross Margin to Adjusted Gross Margin

	Three Months Ended
	August 31, 2024		September 2, 2023
Gross margin	$336.3	39.0%	$358.1	39.0%
Integration charges	0.5	0.1%	—	—%
Adjusted gross margin	$336.8	39.1%	$358.1	39.0%

D. Reconciliation of Operating Expenses to Adjusted Operating Expenses

	Three Months Ended
	August 31, 2024		September 2, 2023
Operating expenses	$321.1	37.3%	$317.8	34.6%
Restructuring charges	—	—%	5.2	0.6%
Integration charges	27.8	3.2%	3.9	0.4%
Amortization of Knoll purchased intangibles	5.9	0.7%	6.0	0.7%
Knoll pension plan termination charges	0.5	0.1%	—	—%
Adjusted operating expenses	$286.9	33.3%	$302.7	33.0%

E. Reconciliation of Net Earnings to Adjusted Bank Covenant EBITDA and Adjusted Bank Covenant EBITDA Ratio (provided on a trailing twelve month basis)

August 31, 2024
Net earnings	$64.3
Income tax expense	8.5
Depreciation expense	115.2
Amortization expense	37.2
Interest expense	76.8
Other adjustments(*)	110.5
Adjusted bank covenant EBITDA	$412.5
Total debt, less cash, end of trailing period (includes outstanding LC's)	$1,170.7
Net debt to adjusted bank covenant EBITDA ratio	2.84
*Items indicated represent Non-GAAP measurements; see the reconciliations of Non-GAAP financial measures and related explanations above.

F. Organic Sales Growth by Segment

	Three Months Ended
	August 31, 2024
	Americas Contract	International Contract & Specialty	Global Retail	Total
Net sales, as reported	$454.6	$213.5	$193.4	$861.5
% change from PY	(7.3)%	(6.5)%	(2.8)%	(6.1)%

Adjustments
Currency translation effects (1)	1.4	0.5	0.9	2.8
Net sales, organic	$456.0	$214.0	$194.3	$864.3
% change from PY	(7.0)%	(6.3)%	0.4%	(5.3)%

	Three Months Ended
	September 2, 2023
	Americas Contract	International Contract & Specialty	Global Retail	Total
Net sales, as reported	$490.4	$228.3	$199.0	$917.7

Adjustments
HAY eCommerce	—	—	(5.5)	(5.5)
Net sales, organic	$490.4	$228.3	$193.5	$912.2
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period.

G. Organic Order Growth by Segment

	Three Months Ended
	August 31, 2024
	Americas Contract	International Contract & Specialty	Global Retail	Total
Orders, as reported	$512.7	$234.1	$189.1	$935.9
% change from PY	5.2%	2.7%	(4.7)%	2.4%

Adjustments
Currency translation effects (1)	2.4	0.9	1.2	4.5
Orders, organic	$515.1	$235.0	$190.3	$940.4
% change from PY	5.7%	3.1%	(1.6)%	3.5%

	Three Months Ended
	September 2, 2023
	Americas Contract	International Contract & Specialty	Global Retail	Total
Orders, as reported	$487.3	$227.9	$198.5	$913.7

Adjustments
HAY eCommerce	—	—	(5.1)	(5.1)
Orders, organic	$487.3	$227.9	$193.4	$908.6
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period.

H. Reconciliation of Effective Tax Rate to Adjusted Effective Tax Rate

	Three Months Ended
	August 31, 2024	September 2, 2023
Income tax (benefit) expense, as reported (GAAP)	$(1.1)	$5.1
Effective Tax Rate	66.2%	24.4%

Adjustments
Restructuring charges	—	1.0
Integration charges	6.7	1.3
Amortization of Knoll purchased intangibles	1.4	1.5
Knoll pension plan termination charges	0.1	—
Income tax (benefit) expense, adjusted	7.1	8.9

Adjusted Effective Tax Rate	21.5%	24.6%

I. Consolidated MillerKnoll Backlog

Q1 FY2025
MillerKnoll backlog	$758.0

J. Sales and Earnings Guidance - Upcoming Quarter

Company Guidance
Q2 FY2025
Net sales	$950 million to $990 million
Gross margin %	38.5% to 39.5%
Operating expenses	$305 million to $315 million
Interest and other expense, net	$17.3 million to $18.3 million
Effective tax rate	20.5% to 22.5%
Adjusted earnings per share - diluted	$0.51 - $0.57

About MillerKnoll
MillerKnoll is a collective of dynamic brands that comes together to design the world we live in. MillerKnoll brand portfolio includes Herman Miller, Knoll, Colebrook Bosson Saunders, DatesWeiser, Design Within Reach, Edelman, Geiger, HAY, Holly Hunt, Knoll Textiles, Maharam, Muuto, NaughtOne, and Spinneybeck|FilzFelt. MillerKnoll is an unparalleled platform that redefines modern for the 21st century by building a more sustainable, equitable and beautiful future for all.

Forward-Looking Statements
This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to future events and anticipated results of operations, business strategies, the anticipated benefits of our acquisition of Knoll, the anticipated impact of the Knoll acquisition on the combined Company’s business and future financial and operating results, the expected amount and timing of synergies from the Knoll acquisition, and other aspects of our operations or operating results. These forward-looking statements generally can be identified by phrases such as “will,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of MillerKnoll or the price of MillerKnoll’s stock. These forward-looking statements involve certain risks and uncertainties, many of which are beyond MillerKnoll’s control, that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to: general economic conditions; the impact of any government policies and actions to protect the health and safety of individuals or to maintain the functioning of national or global economies, and the Company's response to any such policies and actions; the impact of public health crises, such as pandemics and epidemics; risks related to the additional debt incurred in connection with the Knoll acquisition; MillerKnoll’s ability to comply with its debt covenants and obligations; the risk that the anticipated benefits of the Knoll acquisition will be more costly to realize than expected; the effect of the Knoll acquisition on the ability of MillerKnoll to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom MillerKnoll does business, or on MillerKnoll’s operating results and business generally; the ability to successfully integrate Knoll’s operations; the ability of MillerKnoll to implement its plans, forecasts and other expectations with respect to MillerKnoll’s business after the completion of the Knoll acquisition and realize expected synergies; business disruption following the Knoll acquisition; the availability and pricing of raw materials; the financial strength of our dealers and the financial strength of our customers; the success of newly-introduced products; the pace and level of government procurement; and the outcome of pending litigation or governmental audits or investigations. For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to MillerKnoll’s periodic reports and other filings with the SEC, including the risk factors identified in MillerKnoll’s most recent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. The forward-looking statements included in this communication are made only as of the date hereof. MillerKnoll does not undertake any obligation to update any forward-looking statements to reflect subsequent events or circumstances, except as required by law.